Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS

Highlights

•	Net sales growth of 6% for Q2 2019, with 4% growth in base business sales

•	Q2 2019 diluted EPS increase of 15% to $3.22 or an increase of 10% to $3.03, excluding tax benefits

•	Cash provided by operations improved $134.3 million from the first half of 2018

•	Narrows 2019 earnings guidance range to $6.09 - $6.34 per diluted share from $6.09 - $6.39 per diluted share
______________________

COVINGTON, LA. (July 18, 2019) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the second quarter of 2019.
“We realized record sales and earnings in the quarter despite unprecedented levels of rainfall and cooler temperatures in many of our key markets. Consumer demands and dealer backlog remain high and our team remains focused on execution throughout the remainder of the season,” said Peter D. Arvan, President and CEO.
Net sales increased 6% to a record $1.12 billion in the second quarter of 2019 compared to $1.06 billion in the second quarter of 2018, while base business sales grew 4%. In the southeastern United States, favorable weather conditions and solid execution by our teams delivered strong sales growth in these markets. This growth was offset by record rainfall and cooler temperatures in three of our largest markets, California, Texas and Arizona, particularly in the month of May, which was the second wettest May on record for the contiguous United States. Sales were also negatively impacted approximately 1% compared to the second quarter of 2018 from unfavorable currency exchange rate fluctuations. During the quarter, sales benefited from strong demand for discretionary products as evidenced by higher sales growth in construction materials and products used in the repair and replacement of in-ground pools.
Gross profit increased 7% to a record $330.3 million in the second quarter of 2019 from $308.7 million in the same period of 2018. Base business gross profit improved 5% over the second quarter of 2018, including a negative currency exchange impact of 1%. Gross margin increased 30 basis points to 29.5% in the second quarter of 2019 compared to 29.2% in the second quarter of 2018, reflecting benefits from strategic inventory purchases.
Selling and administrative expenses (operating expenses) increased 8% to $157.8 million in the second quarter of 2019 compared to the second quarter of 2018. Base business operating expenses were up 5% over the comparable 2018 period, including a 1% currency benefit. As a percentage of net sales, base business operating expenses increased to 13.9% in the second quarter of 2019 compared to 13.8% in the second quarter of 2018, reflecting disciplined expense controls in line with sales growth.
Operating income for the second quarter of 2019 increased to a record $172.5 million, up 6% compared to the same period in 2018. Operating margin was 15.4% in the second quarter of 2019 compared to 15.3% in the second quarter of 2018, while base business operating margin improved 30 basis points from the prior year to 15.6% in the second quarter of 2019.
We recorded a $7.8 million, or $0.19 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended June 30, 2019 compared to a tax benefit of $1.5 million, or $0.04 per diluted share, realized in the same period of 2018.
Net income was $131.4 million in the second quarter of 2019 compared to $117.0 million in the second quarter of 2018. Earnings per share increased 15% to a record $3.22 per diluted share in the three months ended June 30, 2019 compared to $2.80 per diluted share in the same period of 2018. Excluding the impact from ASU 2016-09 in both periods, earnings per diluted share increased 10% to $3.03 in the second quarter of 2019 compared to $2.76 in the second quarter of 2018.

Net sales for the six months ended June 30, 2019 increased 5% to a record $1.72 billion from $1.64 billion in the six months ended June 30, 2018, with most of this growth coming from the 3% improvement in base business sales. In addition, sales were negatively impacted approximately 1% from unfavorable currency exchange rate fluctuations. Gross margin increased 50 basis points to 29.4% compared to 28.9% in the same period last year.
Operating expenses increased 5% compared to the first half of 2018, with base business operating expenses up 3%, including a 1% currency benefit. Operating income for the first six months of 2019 increased 8% to a record $210.9 million compared to $195.6 million in the same period last year. Operating margin for the six months ended June 30, 2019 was 12.3% compared to 11.9% for the six months ended June 30, 2018, while our base business operating margin improved 50 basis points from the prior year to 12.5% for the six months ended June 30, 2019.
We recorded a $16.6 million, or $0.40 per diluted share, tax benefit from ASU 2016-09 in the six months ended June 30, 2019 compared to a $10.6 million, or $0.25 per diluted share, tax benefit in the same period of 2018.
Net income for the six months ended June 30, 2019 was a record $164.0 million compared to $148.4 million for the six months ended June 30, 2018. Earnings per share for the first six months of 2019 increased 13% to $4.02 per diluted share versus $3.55 in the first six months of 2018.
On the balance sheet at June 30, 2019, total net receivables, including pledged receivables, increased 3%. Inventory levels grew 14% compared to June 30, 2018, reflecting strategic inventory purchases, cost inflation on purchases and inventory from recently acquired businesses of $13.0 million. Accounts payable increased 14%, which is consistent with our inventory growth. Total debt outstanding was $692.3 million at June 30, 2019, a $35.2 million increase from total debt at June 30, 2018.
Cash provided by operations was $97.4 million in the first six months of 2019 compared to $36.8 million used in operations in the first six months of 2018, an improvement of $134.3 million. The increase in cash provided by operations primarily relates to payments for pre-price increase inventory purchases in 2018 ahead of the 2019 season. Adjusted EBITDA (as defined in the addendum to this release) was $231.6 million and $215.5 million for the six months ended June 30, 2019 and June 30, 2018, respectively. Interest expense increased compared to last year primarily due to higher debt levels and higher interest rates.
“Our strong customer base and knowledgeable team members remain a key component of our achievements and greatly contribute to our continued success in a challenging weather year. Based on our results to date and expectations for the remainder of the year, we are narrowing our annual earnings guidance range from $6.09 to $6.39 per diluted share to $6.09 to $6.34 per diluted share,” said Arvan.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 372 sales centers in North America, Europe, South America and Australia, through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$1,121,328	$1,057,804	$1,718,784	$1,643,704
Cost of sales	791,014	749,149	1,213,839	1,168,976
Gross profit	330,314	308,655	504,945	474,728
Percent	29.5%	29.2%	29.4%	28.9%

Selling and administrative expenses	157,791	146,613	294,036	279,145
Operating income	172,523	162,042	210,909	195,583
Percent	15.4%	15.3%	12.3%	11.9%

Interest and other non-operating expenses, net	6,424	5,991	13,040	9,518
Income before income taxes and equity earnings	166,099	156,051	197,869	186,065
Provision for income taxes	34,778	39,062	33,976	37,783
Equity earnings in unconsolidated investments, net	69	60	134	106
Net income	$131,390	$117,049	$164,027	$148,388

Earnings per share:
Basic	$3.30	$2.89	$4.14	$3.67
Diluted	$3.22	$2.80	$4.02	$3.55
Weighted average shares outstanding:
Basic	39,827	40,453	39,654	40,413
Diluted	40,848	41,814	40,773	41,840

Cash dividends declared per common share	$0.55	$0.45	$1.00	$0.82

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2019	2018	$	%

Assets
Current assets:
Cash and cash equivalents	$60,694	$42,167	$18,527	44%
Receivables, net (1)	127,260	135,104	(7,844)	(6)
Receivables pledged under receivables facility	289,866	269,311	20,555	8
Product inventories, net (2)	694,447	606,583	87,864	14
Prepaid expenses and other current assets (5)	10,922	17,169	(6,247)	(36)
Total current assets	1,183,189	1,070,334	112,855	11

Property and equipment, net	113,360	113,048	312	—
Goodwill	188,665	189,066	(401)	—
Other intangible assets, net	11,502	12,608	(1,106)	(9)
Equity interest investments	1,213	1,130	83	7
Operating lease assets (3),(4),(5)	173,854	—	173,854	100
Other assets	18,799	18,095	704	4
Total assets	$1,690,582	$1,404,281	$286,301	20%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable (4)	$342,335	$300,232	$42,103	14%
Accrued expenses and other current liabilities	81,626	83,271	(1,645)	(2)
Short-term borrowings and current portion of long-term debt	23,974	21,462	2,512	12
Current operating lease liabilities (3)	55,692	—	55,692	100
Total current liabilities	503,627	404,965	98,662	24

Deferred income taxes	28,852	24,729	4,123	17
Long-term debt, net	668,363	635,658	32,705	5
Other long-term liabilities	27,191	25,128	2,063	8
Non-current operating lease liabilities (3)	119,380	—	119,380	100
Total liabilities	1,347,413	1,090,480	256,933	24
Total stockholders’ equity	343,169	313,801	29,368	9
Total liabilities and stockholders’ equity	$1,690,582	$1,404,281	$286,301	20%

(1)	The allowance for doubtful accounts was $6.4 million at June 30, 2019 and $4.1 million at June 30, 2018.

(2)	The inventory reserve was $9.5 million at June 30, 2019 and $8.4 million at June 30, 2018.

(3)
We adopted ASU 2016-02, Leases (Topic 842), on January 1, 2019. Upon adoption, we recorded operating lease assets and operating lease liabilities based on the present value of future lease obligations. We applied the practical expedient available in this guidance, which does not require the restatement of prior year balances.

(4)	Due to ASU 2016-02, our straight-line rent liability of $5.0 million, reported in Accounts payable under previous accounting guidance, offsets our Operating lease assets.

(5)
As of June 30, 2019, we presented pre-paid rent of $4.8 million in Operating lease assets as required under the new guidance (presented in Prepaid expenses and other current assets as of June 30, 2018).

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2019	2018	Change
Operating activities
Net income	$164,027	$148,388	$15,639
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	13,558	12,888	670
Amortization	713	938	(225)
Share-based compensation	6,594	6,481	113
Equity earnings in unconsolidated investments, net	(134)	(106)	(28)
Other	2,558	1,861	697
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(206,271)	(210,327)	4,056
Product inventories	(5,380)	(76,286)	70,906
Prepaid expenses and other assets	4,831	2,100	2,731
Accounts payable	97,232	55,964	41,268
Accrued expenses and other current liabilities	19,713	21,290	(1,577)
Net cash provided by (used in) operating activities	97,441	(36,809)	134,250

Investing activities
Acquisition of businesses, net of cash acquired	(9,345)	(578)	(8,767)
Purchases of property and equipment, net of sale proceeds	(19,193)	(24,620)	5,427
Net cash used in investing activities	(28,538)	(25,198)	(3,340)

Financing activities
Proceeds from revolving line of credit	545,834	554,536	(8,702)
Payments on revolving line of credit	(657,180)	(545,574)	(111,606)
Proceeds from asset-backed financing	176,100	177,500	(1,400)
Payments on asset-backed financing	(54,200)	(60,000)	5,800
Proceeds from short-term borrowings and current portion of long-term debt	22,687	13,957	8,730
Payments on short-term borrowings and current portion of long-term debt	(7,881)	(3,330)	(4,551)
Payments of deferred financing costs	—	(8)	8
Payments of deferred and contingent acquisition consideration	(311)	(265)	(46)
Proceeds from stock issued under share-based compensation plans	12,603	9,383	3,220
Payments of cash dividends	(39,753)	(33,194)	(6,559)
Purchases of treasury stock	(23,097)	(38,876)	15,779
Net cash (used in) provided by financing activities	(25,198)	74,129	(99,327)
Effect of exchange rate changes on cash and cash equivalents	631	105	526
Change in cash and cash equivalents	44,336	12,227	32,109
Cash and cash equivalents at beginning of period	16,358	29,940	(13,582)
Cash and cash equivalents at end of period	$60,694	$42,167	$18,527

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019	2018
Net sales	$1,103,419	$1,057,273	$17,909	$531	$1,121,328	$1,057,804

Gross profit	325,438	308,551	4,876	104	330,314	308,655
Gross margin	29.5%	29.2%	27.2%	19.6%	29.5%	29.2%

Operating expenses	153,846	146,393	3,945	220	157,791	146,613
Expenses as a % of net sales	13.9%	13.8%	22.0%	41.4%	14.1%	13.9%

Operating income (loss)	171,592	162,158	931	(116)	172,523	162,042
Operating margin	15.6%	15.3%	5.2%	(21.8)%	15.4%	15.3%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019	2018
Net sales	$1,690,739	$1,640,095	$28,045	$3,609	$1,718,784	$1,643,704

Gross profit	497,144	473,885	7,801	843	504,945	474,728
Gross margin	29.4%	28.9%	27.8%	23.4%	29.4%	28.9%

Operating expenses	286,394	277,643	7,642	1,502	294,036	279,145
Expenses as a % of net sales	16.9%	16.9%	27.2%	41.6%	17.1%	17.0%

Operating income (loss)	210,750	196,242	159	(659)	210,909	195,583
Operating margin	12.5%	12.0%	0.6%	(18.3)%	12.3%	11.9%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
W.W. Adcock, Inc. (1)	January 2019	4	January - June 2019
Turf & Garden, Inc. (1)	November 2018	4	January - June 2019
Tore Pty. Ltd. (Pool Power) (1)	January 2018	1	January - April 2019 and January - April 2018
Chem Quip, Inc. (1)	December 2017	5	January - March 2019 and January - March 2018
Intermark	December 2017	1	January - February 2019 and January - February 2018

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first six months of 2019.

December 31, 2018	364
Acquired locations	4
New locations	5
Consolidated location	(1)
June 30, 2019	372

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2019	2018	2019	2018
Net income	$131,390	$117,049	$164,027	$148,388
Add:
Interest and other non-operating expenses (1)	6,424	5,991	13,040	9,518
Provision for income taxes	34,778	39,062	33,976	37,783
Share-based compensation	3,335	3,160	6,594	6,481
Equity earnings in unconsolidated investments	(69)	(60)	(134)	(106)
Depreciation	6,909	6,589	13,558	12,888
Amortization (2)	230	275	497	551
Adjusted EBITDA	$182,997	$172,066	$231,558	$215,503

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $108 and $193 for the three months ended June 30, 2019 and June 30, 2018, respectively, and $216 and $387 for the six months ended June 30, 2019 and June 30, 2018, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2019	2018	2019	2018
Adjusted EBITDA	$182,997	$172,066	$231,558	$215,503
Add:
Interest and other non-operating expenses, net of interest income	(6,316)	(5,798)	(12,824)	(9,131)
Provision for income taxes	(34,778)	(39,062)	(33,976)	(37,783)
Other	2,046	1,180	2,558	1,861
Change in operating assets and liabilities	(75,312)	(121,046)	(89,875)	(207,259)
Net cash provided by (used in) operating activities	$68,637	$7,340	$97,441	$(36,809)